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Exhibit 10.14

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

By And Between

TYCO VALVES & CONTROLS, INC., a Texas corporation
("Seller")

DIRECT FOCUS, INC., a Washington corporation
("Purchaser")

Property Address: 1400 N.E. 136th Avenue
Vancouver, Washington

11.2	Assignment of Contract	18
11.3	Risk of Loss	18
11.4	Entire Agreement; Modifications	19
11.5	Time of Essence	19
11.6	Survival of Terms	19
11.7	Interpretation	19
11.8	Captions	19
11.9	Multiple Counterparts/Facsimile Signature	19
11.10	Binding Effect	19
11.11	Attorneys' Fees	19
11.12	Separability	20
11.13	Further Action	20
11.14	Right to Possession	20
11.15	Agreement Date	21
11.16	Applicable Law	21
11.17	Waiver of Jury Trial	21
11.18	Construction of Agreement	21
11.19	Escrow Instructions	21
11.20	Termination of Offer	21

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

    THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (the "Agreement") is entered into and effective as of the 7th day of June 2000 (the "Effective Date") by and between Tyco Valves & Controls, Inc., a Texas corporation ("Seller") and Direct Focus, Inc., a Washington corporation.

ARTICLE 1.
PURCHASE AND SALE

    1.1  Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to buy and pay for through an escrow to close on or before August 1, 2000, the following properties and assets:

  (a)
  That certain tract of real property commonly known as 1400 N.E. 136th Avenue, Vancouver, Washington and legally described in Exhibit A attached hereto and incorporated herein by reference, together with all and singular the rights, easements and appurtenances pertaining to such real property (all of such real property, rights and appurtenances herein referred to as the "Real Property"); and

  (b)
  All permanent improvements, buildings and structures now constructed and completed or under construction with respect to and situated on the Real Property, along with all accessions and additions thereto, specifically including all of those buildings and miscellaneous structures, and all those fixtures affixed to or located upon the Real Property and not expressly excluded by Section 1.2 of this Agreement below, which fixtures include any electrical distribution systems (power panel, buss ducting, conducts, disconnects, lighting fixtures), telephone distribution systems (lines, jacks and connections only), heating systems (and space heaters), ventilating systems, air conditioning equipment ("HVAC"), air lines, fire sprinkler and fire detection systems, security systems, carpets, window coverings and wall coverings (herein collectively referred to as the "Improvements").

All of the foregoing items to be purchased under this Agreement shall be herein collectively referred to as the "Property."

    1.2  Excluded Items.  Notwithstanding anything to the contrary set forth above or elsewhere in this Agreement, Purchaser and Seller agree that the following items are not included within the purchase and sale terms of this Agreement, shall remain the property of Seller, and shall be removed from the Property by Seller (without harm to the remaining improvements) prior to Closing:

  (a)
  Three (3) of the eight (8) existing cranes (to be selected by Seller in its discretion) together with related bridge, end trucks and hoist, but excluding all craneways which shall remain intact. Any damage caused to the remaining improvements (including the 5 remaining cranes) on account of such removal shall be repaired by Seller to the condition existing prior to such removal;

  (b)
  All air compressors and receivers;

  (c)
  All "racking";

  (d)
  All welding water chillers;

  (e)
  All aisle way mirrors;

  (f)
  All portable fire extinguishers;

  (g)
  All computer hubs; and

  (h)
  All other personal property, equipment and furniture of Seller not described in Section 1.1(b), or not permanently attached to the land or building, and all inventory associated with Seller's business operations on the Property.

ARTICLE 2.
PURCHASE PRICE

    2.1  Purchase Price.  The purchase price for the Property (the "Purchase Price") shall be Four Million Four Hundred Twenty-Five Thousand Dollars ($4,425,000).

    2.2  Payment of Purchase Price.  Subject to the adjustments required by Sections 7.4 and 7.5, the Purchase Price shall be payable to Seller as follows:

  (a)
  All cash at closing (including Earnest Money)

    2.3  Earnest Money.  Within three (3) business days of the mutual execution of this Agreement by both Purchaser and Seller, Purchaser shall open an escrow respecting this Agreement with Fidelity National Title Insurance Company, 703 Broadway, Suite 100, Vancouver, Washington 98660 (the "Title Company") and at that time deliver to the Title Company, as escrow, the sum of One Hundred Thousand Dollars ($100,000) (the "Earnest Money"). The Earnest Money together with any and all other Purchaser deposits required by this Agreement, and any interest earned thereon, shall be referred to herein as the "Earnest Money." The Earnest Money shall be deposited into an interest-bearing account maintained by the Title Company (using a state or federal FDIC insured bank) to be invested at the direction of Purchaser and the amount in that account, including interest thereon, shall be credited against the Purchase Price if and when Closing occurs or shall be released to Purchaser or Seller as otherwise provided for in this Agreement.

      2.3.1  Release of Earnest Money.  Upon waiver of the Feasibility Contingency as described in this Agreement below, the Earnest Money (subject only to Seller's subsequent default hereunder) shall be completely non-refundable to Purchaser. Upon Seller's notice to the Title Company that Purchaser has waived the Feasibility Contingency, and that Seller has cured any Purchaser objections as described in Article 3 below, the Title Company shall immediately release the Earnest Money to Seller without need for further consent or instruction from Purchaser; it being agreed by Seller and Purchaser that the terms of this agreement shall constitute irrevocable escrow instructions (absent further written agreement signed by both Purchaser and Seller) to the Title Company to act as provided herein.

ARTICLE 3.
TITLE, SURVEY, BOOKS AND RECORDS AND OTHER CONTINGENCIES

    3.1  Title and Survey.  Within ten (10) days following the Execution Date, Seller, at its sole cost and expense, shall furnish or cause to be furnished to Purchaser:

  (a)
  A current title commitment (the "Preliminary Title Commitment") for the owner's title policy referred to in Section 6.1 (the "Title Policy"), issued by the Title Company in the amount of the Purchase Price, showing the status of title of the Real Property and all exceptions, including encumbrances, liens, adverse claims, easements, restrictions, rights-of-way, covenants, reservations and other conditions, if any, affecting the Real Property which would appear in a Title Policy, if issued, and committing the title Company to issue such a Title Policy to Purchaser; and

  (b)
  Complete and legible copies of all instruments referred to in the Preliminary Title Commitment as conditions or exceptions to the title of the Property.

    By the execution of this Agreement, Seller hereby authorizes and directs the Title Company to furnish to Purchaser the items referred to in this Section 3.1.

    3.2  Books and Records.  Within ten (10) days following the mutual execution of this Agreement, Seller, at its sole cost and expense, shall furnish or cause to be furnished to Purchaser complete and legible copies of each of the following: (a) any agreements to be assigned to Purchaser at closing including any existing employment and service contracts; (b) all property tax statements, assessments, liens, L.I.D.'s or other governmental assessments relating to the property for the current year; and (c) to the extent Seller has actual knowledge of the following items and such items are reasonably accessible to Seller and are not otherwise of public record: (i) any surveys, soils studies, environmental surveys, structural reports, or other reports and plans in Seller's possession relating to the Real Property or Improvements; (ii) all governmental permits and approvals relating to the construction, operation, use or occupancy of the Property, as well as all zoning, land use, subdivision, environmental, building and construction rulings and permits restricting, regulating or otherwise affecting the use and occupancy or enjoyment of the Property, together with any notices of violation of any of those permits or any of the laws and regulations governing the Property; (iii) any reports relating to environmental remediation or structural repairs; and (iv) any warranties or similar contract rights relating to the Property which are to be assigned to Purchaser at Closing (collectively "Books and Records"). Within ten (10) days following the mutual execution of this Agreement, Seller shall provide Purchaser written notice designating one or more persons who shall be available to Purchaser to respond to questions and coordinate Purchaser's review of Books and Records and Purchaser's inspection of the Property pursuant to the terms hereof.

    3.3  Purchaser's Contingencies and Waiver Thereof.  Purchaser's obligation to close shall be subject to the following contingencies (collectively "Purchaser's Contingencies"), each of which Purchaser shall waive, or be deemed to have waived, as provided below:

      3.3.1  Title Contingency.  Purchaser shall have ten (10) days following the receipt of the last of the Preliminary Title Commitment (and the documents referenced in Section 3.1(b)) and the books and Records (the "Title Contingency Period"), to review and comment on the exceptions and matters contained in or disclosed by the Preliminary Title Commitment and the Books and Records (collectively the "Title Documents"). During the Title Contingency Period, Purchaser shall be entitled, in its sole discretion, to terminate this agreement or to object to any of the matters disclosed and/or to condition its acquisition of the Property upon the release, discharge or removal of said matters prior to the Closing Date and the deletion of such exception or exceptions from the Title Policy to be issued at the Closing. In the event Purchaser terminates this Agreement pursuant to this section 3.3.1, any cancellation fee or other costs of the Title Company shall be borne by Purchaser. In the event Purchaser does not provide Seller written notice of its objections, if any, on or prior to the expiration of the Title Contingency Period, this title Contingency shall be deemed waived by Purchaser for all purposes under this Agreement and Purchaser shall have accepted title as set forth in the Title Documents.

  (a)
  Seller's Right to Cure Objections to Title. If Purchaser raises any objections to the Title Documents in accordance with the procedures of Section 3.3.1, then Seller may, at its option, within ten (10) days of the receipt of such objections, use its best efforts to eliminate such exceptions to title (or assure that the same will be eliminated on or prior to the Closing Date) and at no additional cost to Purchaser; provided, Seller shall not be obligated to expend any funds to cure any such exceptions to title other than normal out-of-pocket expenses and attorneys' fees in connection therewith. If Seller is unable or elects not to satisfy any or all such title objections on or prior to the Closing Date, Seller shall notify Purchaser immediately of such election and in no event later than the twenty (20) day period described above (Seller's Cure Notice). In the event Seller does not, within such ten (10) day period, provide Purchaser written notice of its election to satisfy any such title objections, Seller shall be conclusively deemed to have elected not to satisfy such title objection. Purchaser may either waive such title objections and close the transaction contemplated hereby, or terminate this Agreement with the Earnest Money returned to Purchaser in accordance with Section 3.6 below, by notice delivered to Seller on or before the earlier to occur of ten (10) days from the date of Seller's Cure Notice or expiration of Seller's twenty (20) day period to provide such notice (failing which Purchaser shall be deemed to have waived such objections to the Title Documents).

      3.3.2  Feasibility Contingency.  Purchaser shall have forty-five (45) days from the Effective Date (the "Feasibility Contingency Period") to investigate the feasibility of the Property for Purchaser's intended use including any environmental investigation (subject to Section 3.4.1 below) and any investigation or procurement of any development approvals or permits Purchaser deems desirable, all at Purchaser's sole cost and expense; provided, however, Purchaser shall only have thirty (30) days from the Effective Date to complete its Phase I environmental investigation and provide Seller the Phase II Notice described below (the "Feasibility Contingency"). In the event Purchase does not intend to unconditionally waive this Feasibility Contingency, Purchaser shall provide Seller written notice on or prior to the expiration of the Feasibility Contingency Period of either Purchaser's election to: (i) not waive the Feasibility Contingency under any conditions in which event this Agreement shall be deemed terminated by Purchaser in accordance with the terms of Section 3.6 below, or (ii) waive the Feasibility Contingency but only on condition Seller remedies or cures the items expressly set forth in Purchaser's notice to Seller (the "Conditional Waiver Notice") in which event Purchaser shall be deemed to have fully waived this Feasibility Contingency subject to only Seller agreeing to remedy or cure the items expressly set forth in such notice (and in any Phase II Notice described below). Within five (5) business days of Seller's receipt of any Conditional Waiver Notice, Seller shall provide Purchaser notice of whether Seller will cure or remedy the specified items prior to Closing. If Seller fails to timely provide such notice to Purchaser (in which case Seller will be deemed to have elected not to cure such items), or if Seller timely notifies Purchaser that it will not cure or remedy all of said items, Purchaser may by notice to Seller within five (5) business days thereof either waive the items Seller has elected not to cure, or terminate this Agreement in accordance with the provisions of Section 3.6 below, otherwise, Purchaser shall be deemed to have waived any objections Seller has elected not to cure. If Seller elects to cure or remedy some or all of the described items in accordance with the above, and Purchaser has not otherwise properly terminated this Agreement, Purchaser shall be deemed to have fully waived the Feasibility Contingency, and Seller shall be obligated to cure such items prior to Closing. Purchaser shall have no right to terminate this Agreement on the basis of this Feasibility Contingency if Seller timely provides Purchaser notice of its intent to cure or remedy all of the items set forth in any Conditional Waiver Notice. In the event Purchaser fails to timely provide Seller any of the above notices (or any notice described in Section 3.4.1), Purchaser shall be conclusively deemed to have waived this Feasibility Contingency for all purposes under this Agreement. Upon Waiver of the Feasibility Contingency the Earnest Money shall be nonrefundable to Purchaser and shall be released to Seller as provided in Section 2.3.1 above.

    3.4  Purchaser's Right of Inspection.  Throughout each of the above contingency periods, and subject to the provisions of Section 3.4.1 below, Purchaser shall have reasonable access to the Property, through its employees, representatives and agents, to inspect the Property, including, but not limited to, the physical and environmental condition thereof. Such inspections shall not unreasonably interfere with Seller's use of the Property and shall be at Purchaser's sole risk and expense. Purchase shall at its sole cost return the Property to the same condition as existed prior to any such inspection. Purchaser shall not allow any liens or encumbrances of any kind to attach to the Property. Purchaser agrees to indemnify, defend and hold Seller harmless from any and all liens, personal injuries, property damages, cost and expenses, including attorney fees, arising from or relating to the activities of Purchaser, its employees, contractors and agents on the Property. The indemnity set forth herein shall survive any termination or expiration of this Agreement.

      3.4.1  Phase II Environmental.  Notwithstanding any other provision of this Agreement, in the event Purchaser performs a "Phase I Environmental Audit" of the Real Property and, in Purchaser's reasonable opinion, based upon the results thereof, Purchaser will require a "Phase II Environmental Audit" as a condition to proceeding to Closing, and provided Purchaser is otherwise prepared to waive the Feasibility Contingency as provided above, Purchaser shall not proceed with any such Phase II Environmental Audit but, rather, Purchaser shall notify Seller within the thirty (30) day Phase I investigation period set forth in Section 3.3.2 above that Purchaser desires to conduct a Phase II Environmental Audit report reasonably acceptable to Purchaser (the "Phase II Notice"). Notwithstanding anything to the contrary above, however, and to expedite completion of work prior to closing, Purchaser may initiate non-invasive review relative to a Phase II Environmental Audit at the same time as it performs the Phase I Environmental Audit so long as Seller has previously approved Purchaser's work plan for such non-invasive review, which approval will not be unreasonably withheld [or delayed]. Following Purchaser's delivery of the Phase II Notice, Purchaser may promptly proceed (at Purchaser's sole cost and expense) with a Phase II Environmental Audit ("Phase II") but only in accordance with the following conditions: (a) all work shall be subject to the terms of Section 3.4; (b) the Phase II contractor retained by Purchaser shall be subject to Seller's prior approval (which approval shall not be unreasonably withheld), Seller shall be named as an additional insured under the Phase II Contractor's "all risk" general liability insurance policy(ies) with limits not less than $1,000,000 per occurrence, and contractor shall agree to indemnify, defend and hold Seller harmless from any and all liens, personal injuries, property damage, claims, actions, costs and expenses arising from or relating to such contractor's activities on the Property; (c) Purchaser shall consult with Seller on the scope of the Phase II and all work shall be under Seller's supervision; (d) Purchaser shall provide Seller its proposed Phase II work plan no later than five (5) days prior to commencing any work, and no work shall commence if Seller objects thereto in its reasonable discretion; provided, if Seller does not allow Purchaser to proceed with its Phase II Purchaser may terminate this Agreement without penalty as provided in Section 3.6 hereof by notice to Seller within five (5) days of Seller's notice to Purchaser that Seller will not allow the Phase II to proceed; and (e) with respect to any and all sampling, Purchaser shall provide Seller split samples of all materials sampled or tested by Purchaser and its contractor in sufficient quantity to allow Seller to perform its own independent test. In the event Purchaser elects to proceed with a Phase II, and subject to extension as set forth in Section 7.1 of this Agreement, Purchaser shall complete the Phase II within twenty (20) days of the Phase II Notice, and shall provide Seller a copy of the Phase II report as well as any interim test results or other reports from the Phase II contractor within said twenty (20) day period. Within five (5) business days of Purchaser's receipt of the Phase II report Purchaser shall notify Seller of Purchaser's election to either: (i) accept the Phase II report in which event Purchaser shall be conclusively deemed to have accepted the environmental condition of the Real Property and the Feasibility Contingency shall be fully and conclusively waived; or (ii) not accept the Phase II report and terminate this Agreement without penalty in accordance with Section 3.6 below in which event all Earnest Money shall be returned to Purchaser, provided, Purchaser must have commercially reasonable cause to not accept the Phase II report and shall provide Seller an opportunity to cure as follows:

    If Purchaser has commercially reasonable cause not to accept the Phase II report, Purchaser shall provide Seller written notice within five (5) business days of Purchaser's receipt of the Phase II report identifying each item of the Phase II report Purchaser to which Purchaser objects, and upon such notice Purchaser shall be deemed to have accepted the Phase II report subject only to the items set forth in Purchaser's notice to Seller. As used herein the phrase "commercially reasonable cause" shall include but not be limited to Phase II report recommendations for remediation estimated to cost in excess of $100,000, or Phase II report recommendations for additional invasive testing estimated to cost in excess of $25,000. Within five (5) business days of Purchaser's notice, Seller shall provide Purchaser notice of whether Seller will cure or remedy the environmental condition prior to Closing. If Seller fails to timely provide such notice to Purchaser (in which case Seller will be deemed to have elected not to cure such conditions), or if Seller timely notifies Purchaser that it will not cure or remedy some or all of said condition(s), Purchaser may by notice to Seller within five (5) business days thereof either waive said Phase II objections and proceed to Closing, or terminate this Agreement in accordance with the provisions of Section 3.6 below. If Purchaser fails to timely provide Seller such notice, Purchaser shall be deemed to have waived such Phase II objections and shall proceed to Closing. If Seller elects to cure or remedy some or all of the objected to environmental conditions in accordance with the above, and Purchaser has not otherwise properly terminated this Agreement, Seller shall cure or remedy the same prior to Closing at Seller's expense, and Purchaser shall be deemed to have fully waived the Feasibility Contingency.

    3.5  Notices.  Any Notices required to be sent by either party pursuant to this Agreement shall be in writing and shall be either personally delivered, sent overnight courier (next day delivery), or sent by facsimile, to either Purchaser or Seller at the address set forth under each parties signature to this Agreement. Notice sent by overnight courier shall be deemed given the day following the date the same is deposited with the courier service.

    3.6  Termination.  If this Agreement is rightfully terminated by Purchaser pursuant to any provisions of this Agreement, the Title Company (or Seller as the case may be) shall return to Purchaser the Earnest Money and thereafter the parties hereto shall have no further obligations or liabilities hereunder, one to the other, except to the extent that either party is expressly entitled under this Agreement to seek indemnification from the other party notwithstanding such termination. In the event of such termination by Purchaser, Purchaser shall provide Seller copies of any and all written reports, surveys, studies or feasibility analysis respecting the property and prepared by or on behalf of Purchaser.

    3.7  Confidentiality.  Purchaser agrees that any and all environmental reports (including without limitation any Phase I or Phase II reports) respecting the Property, and all other reports or documentation respecting the Property, received or created during the Feasibility Contingency (collectively "Evaluation Material") shall be used by Purchaser for the sole purpose of evaluating its purchase of the Property as set forth herein. Purchaser shall keep the Evaluation Material confidential and shall not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that, (i) Purchaser may make disclosure of information to which Seller gives its prior written consent, and (ii) any information contained in the Evaluation Material may be disclosed to Purchaser's directors, officers, employees, agents, lenders, attorneys, accountants and consultants who need to know such information for purposes of evaluating or closing this transaction and who agree to keep the same Confidential. In the event this Agreement is terminated through no default of Seller, Purchaser shall continue to maintain the confidentiality provided above and deliver to Seller all reports, studies and investigations performed by Purchaser, or otherwise in Purchaser's possession, and relating to the Property. This Section 3.7 shall survive the termination of this Agreement, other than by Closing.

ARTICLE 4.
COVENANTS AND AGREEMENTS

    4.1  Existing Employment and Service Contracts.  If requested by Purchaser in writing at least 30 days prior to closing, Seller shall terminate or cause to e terminated, as of the Closing Date, any and all agreements affecting the Property including without limitation any maintenance, management, security, service, supply, snow removal and other similar contracts and agreements. Otherwise, such agreements shall be assigned to Purchaser at Closing and Purchaser shall assume all of Seller's rights and obligations thereunder as of the Closing Date.

    4.2  Materialman's and Mechanic's Liens.  On or before the Closing Date, Seller shall pay for any materials, supplies or work provided or ordered for the Property by Seller or Seller's agent prior to the Closing and for which a labor, materialman's or mechanic's lien may be claimed under applicable law and, if required by the Title Company, shall provide the Title Company with such indemnifications or security as it may require to insure title to the Property at the Closing without exception for any unrecorded labor, materialman's or mechanic's claim of lien arising through Seller.

    4.3  Property Condition at Closing.  At Closing Seller shall deliver the Property to Purchaser in substantially the same condition as existing as of the date of this Agreement, except for normal wear and tear, and except as follows:

  (a)
  the building floors under the equipment removed by Seller shall be in a reasonably level and smooth condition and shall be broom swept clean;

  (b)
  all heating and ventilation ducting within the manufacturing area for specific workstations or processes shall be removed by Seller (it being understood that all general ducting, heating and cooling systems and general HVAC systems shall remain in place);

  (c)
  all exposed electrical distribution systems within the manufacturing area shall be removed by Seller to the nearest wall or ceiling mounted electrical junction box; and

  (d)
  Seller shall remove all of Seller's personal property except that which is sold to Purchaser pursuant to the terms hereof.

Each of the above conditions shall conclusively be deemed satisfied, or waived, upon the Closing.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

    5.1  Representations and Warranties of Seller.  For the purposes of inducing Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby pursuant to the terms and conditions hereof, and to Seller's actual knowledge, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, except as otherwise set forth herein, as follows:

  (a)
  Seller is (i) a corporation duly organized, validly existing and in good standing under the laws of the state in which Seller was organized, (ii) has full power, authority and legal right to carry on its business as now being conducted and to own the Property, and (iii) is duly qualified or licensed to do business and is in good standing in the jurisdiction where the Property is located unless Seller has been advised by legal counsel that such qualification is not required by applicable state law;

  (b)
  Seller has full power, authority and legal right to execute, deliver and perform this Agreement, and all other documents and certificates contemplated hereby, and the execution, delivery and performance thereof have been duly authorized by Seller;

  (c)
  No other action is or was required to be taken by Seller to permit the execution, delivery and performance of this Agreement, and all other documents and certificates contemplated hereby, and the transactions contemplated hereby, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions contemplated hereby;

  (d)
  This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

  (e)
  Neither the execution or delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby is or was in violation of or in conflict with (i) any provision of any agreement (including, without limitation, the organizational documents under which Seller is organized), instrument or other restriction of any kind to which Seller is a party or by which Seller or the Property is bound or (ii) in any material or adverse way, any statute, law, decree, regulation or order of any governmental authority, or resulted or will result in a default under any agreement, or caused or will cause the acceleration of any obligation or loan to which Seller is a party or by which Seller or the Property is bound;

  (f)
  To the best of Seller's actual knowledge, there are no actions, suits, proceedings, orders or investigations pending or, to the best of Seller's knowledge, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might adversely affect Seller's performance under this Agreement or the consummation of the transactions contemplated hereby;

  (g)
  To the best of Seller's actual knowledge, and except as may be otherwise disclosed to Purchaser by Seller, as of the Closing Date (i) there are no underground storage tanks or PCB containing equipment on the Property, and (ii) there is no Hazardous Material on, in, or released from or onto, the Property and Seller has not generated, manufactured, refined, transported, stored, handled, disposed of or released any Hazardous Material on the Property in violation of applicable law. As used herein, the term "Hazardous Material" means any hazardous or toxic substances, materials or wastes listed in 49 C.F.R. §172.01, 40 C.F.R. Part 302 and amendments thereto, or RCW 70.105D and RCW 82.21;

  (h)
  To the best of Seller's actual knowledge, there is not pending or, to the best of Seller's knowledge, threatened condemnation or similar proceedings with respect to the Property or any part thereof;

  (i)
  To the best of Seller's actual knowledge, there is not pending or, to the best of Seller's knowledge threatened (i) public improvements in, about or outside the Property which have resulted in or might result in the imposition of any assessment, lien or charge against Seller, the Property or any owner of the Property, or (ii) legal action of any kind or nature, affecting Seller or the Property, which would enjoin or restrict the right of Seller to consummate the transactions contemplated hereby;

  (j)
  To the best of Seller's actual knowledge, the Property is not affected by any special assessment, whether or not a lien thereon, which has not or will not be paid in full by Seller prior to the closing Date, nor does Seller know of any pending or contemplated assessments or similar charges which will affect the Property and, to the best of Seller's knowledge, there is no proceeding pending for any increase of the assessed valuation of the Property or any portion thereof;

  (k)
  To the best of Seller's actual knowledge all Books and Records delivered to Purchaser hereunder are accurate and complete in all material respects (unless noted otherwise) and no such Books or Records have been knowingly altered or withheld;

  (l)
  Seller has no actual knowledge of (i) any violation of applicable zoning, land use, building, construction, subdivision or other local, state and federal laws, ordinances and regulations, (ii) any breach of any existing covenant, condition, restriction or easement affecting the Property, and (iii) any encroachment on the Property;

  (m)
  To the best of Seller's actual knowledge, all public utilities required to operate the Property as currently operated are in place, are connected, and in sufficient size and capacity to service the Property as presently being operated, and there are no material defects in the heating and cooling systems to be transferred to Purchaser pursuant to the terms of this Agreement; and

  (n)
  To the best of Seller's actual knowledge, the Property has vehicular access to a public street.

    5.2  Representations and Warranties of Purchaser.  For the purpose of inducing Seller to enter into this Agreement and to consummate the transactions contemplated hereby pursuant to the terms and conditions hereof, to the extent of Purchaser's actual knowledge, Purchaser represents and warrants to Seller, as of the date hereof, and except as otherwise set forth herein, as of the Closing Date, as follows:

  (a)
  Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the state in which Purchaser was organized, (ii) has full power, authority and legal right to carry on its business as now being conducted and to own the property and assets it now owns, and (iii) is, or will prior to Closing be, duly qualified or licensed to do business and is in good standing in the jurisdiction where the Property is located unless Purchaser has been advised by legal counsel that such qualification is not required by applicable state law;

  (b)
  Purchaser has full power, authority and legal right to execute, deliver and perform this Agreement, and all other documents and certificates contemplated hereby or thereby, and the execution, delivery and performance thereof have been duly authorized by Purchaser;

  (c)
  No other action is or was required to be taken by Purchaser to permit the execution, delivery and performance of this Agreement, and all other documents and certificates contemplated hereby, and the transactions contemplated hereby, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions contemplated hereunder;

  (d)
  This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms;

  (e)
  Neither the execution or delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby is or was in violation of or in conflict with (i) any provision of any agreement (including, without limitation, the organizational documents under which Purchaser is organized), instrument or other restriction of any kind to which Purchaser is a party or by which Purchaser or any of its properties is bound or (ii) in any material or adverse way, any statute, law, decree, regulation or order of any governmental authority, or resulted or will result in a default under any agreement, or caused or will cause the acceleration of any obligation or loan to which Purchaser is a party; and

  (f)
  There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

    5.3  Seller's Knowledge.  As used in this Agreement, references to "Seller's Knowledge," "Seller's Actual Knowledge" or similar phrases shall mean the actual knowledge of the following persons employed by Seller: Tom Pickett and Keith Thompson.

  (a)
  Disclaimer.  EXCPET AS MAY BE OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT IT IS PURCHASING THE PROPERTY IN ITS "AS IS" EXISTING CONDITION AND THAT SELLER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED UNLESS EXPRESSLY SET FORTH OTHERWISE HEREIN, AND SELLER SHALL NOT BE IN

    ANY WAY LIABLE FOR ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (BUT NOT LIMITED TO): (A) THE DIMENSIONS, SIZE OR ACREAGE OF THE PROPERTY; (B) THE CONDITION OF THE PROPERTY (INCLUDING ENVIRONMENTAL CONDITION) OR THE SUITABILITY OF THE PROPERTY, OR ANY PART THEREOF, FOR HABITATION OR FOR PURCHASER'S INTENDED USE OR FOR ANY USE WHATSOEVER; (C) APPLICABLE BUILDING, ZONING, LAND USE OR FIRE LAWS OR REGULATIONS OR WITH RESPECT TO COMPLIANCE THEREWITH OR WITH RESPECT TO THE EXISTENCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS, IF ANY, OF ANY GOVERNMENTAL AGENCY; (D) THE AVAILABILITY OR EXISTENCE OF ANY WATER, SEWER OR UTILITIES OR RIGHTS THERETO; (E) WATER, SEWER OR OTHER UTILITY DISTRICTS OR ASSESSMENTS (INCLUDING LID AND ULID); OR (F) ACCESS TO PUBLIC STREETS OR TO ANY PUBLIC OR PRIVATE SANITARY SEWER SYSTEM. PURCHASER ACKNOWLEDGES AND REPRESENTS TO SELLER THAT PURCHASER HAS FULLY INSPECTED (OR WILL FULLY INSPECT) THE PROPERTY AND PURCHASER ASSUMES THE RESPONSIBILITY AND RISKS OF ANY AND ALL DEFECTS AND CONDITIONS, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION.

ARTICLE 6.
TITLE POLICY

    6.1  Title Policy.  At the Closing, Seller agrees, at its sole cost and expense, to furnish to Purchaser a standard ALTA Owner's Title Policy, insurable at standard rates, or, if such a policy is not available in the jurisdiction where the Property is located, a comparable policy with substantially the same coverage (the "Title Policy"), issued by the Title Company, in Purchaser's favor in the amount of the Purchase Price, insuring Purchaser's marketable and indefeasible fee simple title to the Real Property, subject only to those exceptions, if any, approved by Purchaser pursuant to Section 3.3.1 of this Agreement, and the printed form of general exceptions contained in such standard ALTA Owner's Title Policy; provided, Purchaser may purchase an extended ALTA Owner's Title Policy so long as Purchaser pays all costs in excess of the cost of a standard ALTA Owner's Title Policy. If title is not insurable as provided above and cannot be made so insurable by the date of Closing, this Agreement shall terminate; provided, however, Purchaser may in its sole discretion elect to waive one or more of the defects to title and proceed with the acquisition of the Property pursuant to the terms of this Agreement.

ARTICLE 7.
CLOSING

    7.1  Closing Date.  The consummation of the purchase and sale contemplated hereby (the "Closing") shall be held on or before August 1, 2000 in the offices of the Title Company, or at such other place as may be agreed upon in writing by Seller and Purchaser; provided, if Purchaser's Phase II Environmental Audit report pursuant to Section 3.4.1 above has not been completed due to reasons other than Purchaser caused delay, and Purchaser has otherwise fully and irrevocably waived all other contingencies to Purchaser's obligation to close on its purchase of the Property, Purchaser may at its option extend the Closing Date (by notice to Seller on or prior to July 27, 2000), to a date that is on or prior to ten (10) business days from the date Purchaser received the completed Phase II Environment Audit report. The date and hour of Closing are referred to as the "Closing Date." Each party hereto agrees to undertake all actions and procedures reasonably necessary as when and required by this Agreement and execute and deliver to the title Company such closing escrow instructions as may be necessary to implement and coordinate the Closing as set forth in this Agreement.

    7.2  Seller's Closing Obligations.  At the Closing, Seller shall:

  (a)
  transfer marketable and indefeasible fee simple interest in the Property to Purchaser by statutory warranty deed, in recordable form in the jurisdiction where the Property is located, free and clear of all liens and encumbrances, easements, reservations, covenants, restrictions, rights, conditions and defects except non-delinquent real property taxes or assessments, the standard pre-printed exceptions in the title policy and those matters disclosed in the Preliminary Title Commitment and the Books and Records approved or waived by Purchaser as provided in Article III;

  (b)
  execute, acknowledge and deliver such other agreements, documents and instruments as may be necessary to transfer, convey and assign to Purchaser all other property rights and assets to be assigned to Purchaser by Seller pursuant to the terms hereof including without limitation a bill of sale for all personal property;

  (c)
  deliver to Purchaser satisfactory evidence that all necessary action on the part of Seller has been taken with respect to the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby so that all of said documents are or will be validly executed and delivered and binding upon Seller;

  (d)
  deliver to Purchaser, pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, a non-foreign affidavit, stating that Seller is not a foreign person and providing Seller's United States taxpayer identification number, and

  (e)
  deliver to Purchaser such other instruments or documents as may be required pursuant to the provisions hereof or as mutually agreed by counsel for Seller and Purchaser to be necessary to fully consummate the transaction contemplated hereby.

    7.3  Purchaser's Closing Obligations.  At the Closing, Purchaser shall:

  (a)
  deliver to Seller cash or funds readily available in the location set forth in Section 2.2 in the amount set forth in Section 2.1;

  (b)
  deliver to Seller satisfactory evidence that all necessary corporate, partnership or other action on the part of Purchaser has been taken with respect to the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby so that all of said documents are and will be validly executed and delivered and will be binding upon Purchaser; and

  (c)
  deliver to Seller such other instruments or documents as may be required pursuant to the terms hereof or mutually agreed by counsel for Seller and Purchaser to be necessary to fully consummate the transaction contemplated hereby.

    7.4  Allocation of Closing Expenses.  The cost of closing the transaction shall be allocated between Seller and Purchaser as follows:

  (a)
  Seller shall pay:

  (i)
  the premium for the standard owner's Title Policy required by Section 6.1,

  (ii)
  the cost of providing to Purchaser all information to be reviewed and approved by Purchaser pursuant to the terms hereof,

  (iii)
  one-half of the escrow fees or similar charges of the Title Company,

  (iv)
  any transfer taxes, deed or documentary stamps, document taxes, mortgage taxes, intangible taxes and similar taxes and charges with respect to the transaction,

  (v)
  the cost of obtaining any other item to be delivered to Purchaser at Closing, and

    (vi)
    all other costs and expenses that may be allocated to Seller pursuant to the terms of this Agreement.

  (b)
  Purchase shall pay:

  (i)
  the cost (exclusive of any transfer or similar taxes) of recording the general warranty deed and any other documents that Purchaser may choose to record,

  (ii)
  all costs for an extended ALTA Owner's Title Policy in excess of a standard owner's policy as described in Section 6.1, if Purchaser elects to purchase such an extended policy of title insurance,

  (iii)
  one-half of the escrow fees or similar charges of the Title Company, and

  (iv)
  all other costs and expenses that may be allocated to Purchaser pursuant to the terms of this Agreement.

  (c)
  All other expenses incurred by Seller or Purchaser with respect to Closing, including but not limited to attorneys' fees, shall be borne and paid exclusively by the party incurring the same unless the parties hereto expressly agree in writing to the allocation of part or all of such expenses to one of the parties.

    7.5  Proration of Income and Expenses.  The following items shall be adjusted or prorated between Seller and Purchaser at the Closing, as of the Closing Date:

  (a)
  Ad valorem and similar taxes (excluding assessments) for the then current tax year relating to the Property shall be prorated. If the Closing occurs before the tax rate is fixed for the then current tax year, the apportionment of taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Property, and when the tax rate is fixed for the tax year in which the Closing occurs, Seller and Purchaser hereby agree, one to the other, to adjust the proration of taxes and, if necessary, to refund or pay such sums to the other party as shall be necessary to effect such adjustment;

  (b)
  All unpaid assessments, if any, existing as of the Closing Date, whether due and payable before or after such date, shall be allocated such that Seller pays any amounts due prior to closing and Purchaser is responsible for any amounts coming due after Closing; and

  (c)
  All other income and operating expenses for or pertaining to the Property, including, but not limited to, public utility charges maintenance, security, and similar contractual charges, and all other operating charges with respect to the Property shall be prorated between Purchaser and Seller as of the Closing Date.

    7.6  Post-Closing Adjustments.  Seller and Purchaser agree that, to the extent items are prorated or adjusted at the Closing on the basis of estimates, or are not prorated or adjusted at the Closing pending actual receipt of funds or compilation of information upon which such prorations or adjustments are to be based, each of them will, upon a proper accounting, pay to the other such amounts as may be necessary such that Seller will receive the benefit of all income and will pay all expenses of the Property prior to the Closing Date and Purchaser will receive all income and will pay all expenses of the property after the Closing Date to the extent required by Section 7.5. If Purchaser receives any bill or invoice which relates to periods prior to the Closing, Purchaser will refer such bill to Seller and Seller agrees to pay, promptly upon receipt, such a portion of the bill or invoice as relates to the period prior to the closing Date for which it is responsible. If Seller does not pay such bill in a timely manner, Purchase may, at its option, pay such bill or invoice and Seller shall become liable to Purchaser for the full amount of such payment.

ARTICLE 8.
CONDITIONS

    8.1  Purchaser's Conditions.  Purchaser shall not be obligated to close the transaction unless and until:

  (a)
  Seller has delivered to Purchaser all instruments required to be delivered by Seller pursuant to the terms of this Agreement;

  (b)
  There has been no material uncured breach by Seller of any of the agreements, representations, warranties or covenants contained in this Agreement;

  (c)
  Marketable title has been shown to be vested in Seller and Seller shall be in a position to convey title to the Property as provided in this Agreement; and

  (d)
  Each of the conditions precedent to the Closing specified in Article III has been satisfied, or has been waived by Purchaser, in accordance with the terms of this Agreement.

    8.2  Seller's Conditions.  Seller shall not be obligated to close the transaction unless and until:

  (a)
  Purchaser shall have delivered or cause to be delivered to the Title Company the Purchase Price due to the Seller for delivery upon satisfaction of Seller's closing obligations;

  (b)
  Purchaser has delivered to Seller all instruments required to be delivered by Purchaser pursuant to the terms of this Agreement; and

  (c)
  There has been no material uncured breach by Purchaser of any of the agreements, representations, warranties or covenants contained in this Agreement.

ARTICLE 9.
AGENCY DISCLOSURE

    9.1  Brokerage Commissions.  At the time of signing this Agreement, Shawn Kelter of Grubb & Ellis Company represented Seller and Scott Fraser of Grubb & Ellis Company represented Purchaser, and upon consummation of Closing Seller agrees to pay said brokers a commission through escrow in accordance with the terms of a separate written agreement between Seller and said brokers. Except as disclosed in the preceding sentence, at the time of signing this Agreement neither party has incurred any liability to any real estate broker or agent and each party agrees to indemnify and hold the other party harmless from and against any and all claims for brokerage commission arising out of this transaction and occasioned by the actions of such indemnifying party.

ARTICLE 10.
TERMINATION AND REMEDIES

    10.1  Purchaser's Defaults.

  (a)
  Purchaser's Defaults. Purchaser shall be deemed to be in default hereunder in the event Purchaser fails, for a reason other than Seller's default hereunder, to timely meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, or there shall have occurred a material breach of any representation or warranty made by Purchaser.

  (b)
  Seller's Remedies. In the event Purchaser shall be deemed to be in default hereunder by virtue of the occurrence of one or more of the events specified in 10.1(a), Seller may elect in its discretion to:

  (i)
  pursue any remedy available at law or equity for such Purchaser default including without limitation specific performance; or

    (ii)
    pursue any remedy available at law or equity for such Purchaser default including without limitation specific performance; or

    (iii)
    Liquidated Damages. Seller may elect to retain the Earnest Money as Seller's sole remedy as follows: IN THE EVENT PURCHASER SHALL BE DEEMED TO BE IN DEFAULT HEREUNDER BY VIRTUE OF THE OCCURRENCE OF ONE OR MORE OF THE EVENTS SPECIFIED IN SECTION 10.1(A), SELLER MAY TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO PURCHASER AND ELECT TO RETAIN THE EARNEST MONEY FOR SUCH DEFAULT, IN WHICH EVENT, SELLER SHALL BE ENTITLED TO RETAIN THE EARNEST MONEY, AND ANY ACCRUED INTEREST THEREON, AS SELL'S SOLE AND EXCLUSIVE REMEDY, IT BEING AGREED BETWEEN PURCHASER AND SELLER THAT SUCH SUM SHALL BE LIQUIDATED DAMAGES FOR A DEFAULT HEREUNDER BECAUSE OF THE DIFFICULTY, INCONVENIENCE AND UNCERTAINTY OF ASCERTAINING ACTUAL DAMAGES FOR SUCH DEFAULT. PURCHASER AND SELLER HEREBY IRREVOCABLY INSTRUCT THE TITLE COMPANY TO DISBURSE THE EARNEST MONEY AND ANY ACCRUED INTEREST TO SELLER UPON RECEIPT OF SELLER'S NOTICE TERMINATING THE AGREEMENT ON ACCOUNT OF PURCHASER'S DEFAULT WITH ELECTION TO RETAIN THE EARNEST MONEY.
Seller's Initials	Purchaser's Initials

    10.2  Seller's Defaults.

  (a)
  Seller's Defaults. Seller shall be deemed to be in default hereunder in the event Seller fails, for a reason other than Purchaser's default hereunder, to timely meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, or there shall have occurred a material breach of any representation or warranty made by Seller.

  (b)
  Purchaser's Remedies. In the event Seller shall be deemed to be in default hereunder by virtue of the occurrence of one or more of the events specified in Section 10.2(a), Purchaser may pursue any remedy available at law or equity for such Seller default.

  (c)
  Return of Earnest Money. In the event Purchaser terminates this Agreement due to Seller's default in accordance with the terms of this Agreement, the Earnest Money, and any accrued interest thereon, shall be promptly returned to Purchaser.

ARTICLE 11.
MISCELLANEOUS

    11.1  IRC § 1031 Exchange.  At Seller's request, Purchaser agrees to cooperate in qualifying all or any portion of this transaction as an Internal Revenue Code Section 1031 tax deferred exchange for Seller. Seller agrees to hold Purchaser harmless from any and all claims, costs or other liability and to indemnify Purchaser for any loss which may arise from Seller's Section 1031 tax deferred exchange, including without limitation any loss arising from the acquisition of the exchange property.

    11.2  Assignment of Contract.  Except in connection with an assignment to a facilitator for purposes of completing an I.R.C. Section 1031 exchange, this Agreement may not be assigned by Purchaser without the prior written consent of the Seller; provided, however, that Seller hereby consents to any assignment by Purchaser to any affiliate of Purchaser in which Purchaser has a controlling interest or to a limited partnership in which Purchaser serves as a general partner. In the event

Purchaser assigns its rights under this Agreement pursuant to the terms of this Section, there shall be no release of Purchaser from any liability hereunder, Purchaser shall notify Seller of such assignment prior to the closing and the assignee shall for all purposes be regarded as Purchaser under this Agreement.

    11.3  Risk of Loss.

  (a)
  Subject to Section 11.3(b) below, risk of loss or damage to the Property by condemnation, eminent domain, or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof to the Closing Date will be on Seller and thereafter will be on Purchaser.

  (b)
  In the event of loss or damage to the Property which occurs on or prior to the Closing Date, which will cost $10,000 or more to repair or cure, of if any material part of the Property has been permanently taken by condemnation or eminent domain proceedings (or deed in lieu thereof), or if any means of access to the Property has been permanently blocked or substantially impaired by any such taking, Purchaser may, at its option, elect to terminate this Agreement, in which event Purchaser shall receive a full and immediate refund of the Earnest Money and any interest thereof, or Purchaser may consummate the transaction and receive an assignment of all proceeds of insurance or condemnation awards attributable to such damage. In such event, Seller shall have no additional obligation if such insurance proceeds or condemnation awards are insufficient to repair such damage, or compensate for such loss. If such casualty loss or damage is $10,000 o less, Purchaser shall have no right to terminate this Agreement and Seller shall repair or cure such loss or damage prior to Closing.

    11.4  Entire Agreement; Modifications.  This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior to contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement and are of no further force or effect. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

    11.5  Time of Essence.  Time shall be of the essence of this Agreement.

    11.6  Survival of Terms.  The terms and provisions hereof shall survive the Closing and shall remain in full force and effect thereafter.

    11.7  Interpretation.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

    11.8  Captions.  The captions used in this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of this Agreement.

    11.9  Multiple Counterparts/Facsimile Signature.  This Agreement may be executed in a number of identical counterparts and by facsimile signature. If so executed, each of such counterparts and signatures is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement.

    11.10  Binding Effect.  Subject to the restrictions on assignment contained in Section 11.1, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

    11.11  Attorneys' Fees.  Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach hereof, the nonprevailing party in any action pursued in courts of competent jurisdiction (the finality of which action is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys' fees, expended or incurred in connection therewith; provided, however, that if more than one item is disputed and the final decision is against each party as to one or more of the disputed items, then such costs, expenses and attorneys' fees shall be apportioned in accordance with the monetary values of the items decided against each party.

    11.12  Separability.  If one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any other application thereof shall in no way be affected or impaired.

    11.13  Further Action.  Seller and Purchaser agree that they will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge, and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfer, conveyances, powers of attorney and assurances as may be reasonably required for the effective assigning, transferring, granting, conveying, assuring and confirming to them, their heirs, legal representatives or assigns or for aiding and assisting in the collecting and reducing to possession, any and all of the assets or property to be assigned to them as provided herein, at the cost of the requesting party.

    11.14  Right to Possession.  Upon Closing, Purchaser shall be entitled to exclusive possession of the Property subject to the following:

  (a)
  If Seller deems it necessary for an orderly transition of Seller's business to a new facility, and for the period commencing with Closing Date through August 15 2000, Seller shall have the right to retain exclusive possession of all of the warehouse and manufacturing areas on the Property, but Purchaser shall have unrestricted access to, and possession of, all office areas on the Property which office areas shall be delivered by Seller to Purchaser on the Closing Date in a broom clean condition with all of Seller's personal property (not subject to sale to Purchaser) removed from said office areas;

  (b)
  In addition to the above, and for the period commencing August 16, 2000 through August 31, 2000, Seller shall have the right to retain possession of up to 10,000 square feet of warehouse and manufacturing area, the precise location of which shall be as agreed between Purchaser and Seller, which agreement shall not be unreasonably withheld by either party;

  (c)
  On and after September 1, 2000, Seller shall have no further right to occupy or possess any portion of the Property and, if Seller holds over without Purchaser's consent, Purchaser may pursue its remedies at law for unlawful detainer and any other legal remedies;

  (d)
  If Seller retains possession of any portion of the Property following Closing as provided above, Seller agrees to defend, indemnify and hold Purchaser harmless from any loss, damage, injury, claims, actions, costs, and expenses, including attorneys' fees, arising from or relating to the activities of Seller, its employees agents and contractors on the Property; and

  (e)
  During any period where Seller retains possession of any portion of the property as provided above, Purchaser agrees to defend, indemnify and hold Seller harmless from any loss, damage, injury, claims, actions, costs and expenses, including attorneys' fees, arising from or related to Purchaser's, its employees', agent's and contractor's grossly negligent or wrongful acts or omissions on the Property.

    11.15  Agreement Date.  All references in this Agreement to the "date hereof," "the date of this Agreement," or other phrases of similar import shall be deemed to refer to the date first written above at the beginning of this Agreement.

    11.16  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

    11.17  Waiver of Jury Trial.  Seller and Purchaser hereby waive their respective rights to trial by jury in any action or proceeding involving the Property or arising from this Agreement.

    11.18  Construction of Agreement.  This Agreement has been mutually negotiated by both parties and, therefore, shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole as if prepared by both parties.

    11.19  Escrow Instructions.  Upon acceptance hereof by Seller, this Agreement shall constitute not only the agreement of purchase and sale between Purchaser and Seller, but also irrevocable escrow instructions to the Title Company for the consummation of this agreement through the Closing of escrow. Title Company shall not prepare any further escrow instructions restating or amending the Agreement unless specifically so instructed by both parties. Subject to the reasonable approval of both parties, Title Company may, however, include its standard general escrow provisions.

    11.20  Termination of Offer.  This Agreement is submitted by Seller to Purchaser as an offer to purchase the Property on the terms and conditions set forth herein. This offer shall expire if Seller and Purchase have not fully executed this Agreement by 5:00 p.m., June 6, 2000.

    IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the first date set forth above.

		SELLER	TYCO VALVES & CONTROLS, INC. a Texas corporation

Date:	06/07/2000		By:	/s/ John J. Guarnieri
			Its:	Vice President
Seller's Address for Notice: One Tyco Park Exeter, NH 09833
		PURCHASER	DIRECT FOCUS, INC. a Washington corporation
Date:	06/02/2000		By:	/s/ Brian R. Cook
			Its:	President
Purchaser's Address for Notice: 2200 N.E. 65th Avenue Vancouver, WA 98661

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TABLE OF CONTENTS
AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS
ARTICLE 1. PURCHASE AND SALE
ARTICLE 2. PURCHASE PRICE
ARTICLE 3. TITLE, SURVEY, BOOKS AND RECORDS AND OTHER CONTINGENCIES
ARTICLE 4. COVENANTS AND AGREEMENTS
ARTICLE 5. REPRESENTATIONS AND WARRANTIES
ARTICLE 6. TITLE POLICY
ARTICLE 7. CLOSING
ARTICLE 8. CONDITIONS
ARTICLE 9. AGENCY DISCLOSURE
ARTICLE 10. TERMINATION AND REMEDIES
ARTICLE 11. MISCELLANEOUS